CRESTED CORP.

             Minerals Plaza, Glen L. Larsen Building
                       877 North 8th West
                    Riverton, Wyoming  82501

            NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
           To Be Held On Wednesday, November 29, 1995

TO THE SHAREHOLDERS OF CRESTED CORP:

     PLEASE TAKE NOTICE that the Annual Meeting of Shareholders of Crested Corp., a Colorado corporation (the "Company" or "Crested"), will be held at the Company's executive offices, 877 North 8th West, Riverton, Wyoming 82501 on Wednesday, November 29, 1995 at 10:00 a.m., local time, or at any adjournments thereof, for the purpose of acting upon:

     1. The election of five directors to serve until the next annual meeting of shareholders, and until their successors have been duly elected or appointed and qualified; and

     2. Such other business as may properly come before such meeting.

     Only shareholders of record at the close of business on Tuesday, October 3, 1995 will be entitled to notice of and to vote at the Annual Meeting or any adjournments thereof. The Company's transfer books will not be closed for the Meeting.

     A list of shareholders entitled to vote at the Meeting will be available for inspection by any record shareholder at the Company's principal executive offices in Riverton, Wyoming. The inspection period will begin no later than ten days before the Meeting.

                              By Order of the Board of Directors

                                   s/ Daniel P. Svilar

                              DANIEL P. SVILAR, Secretary


     Please date, sign and return your Proxy so that your shares may be voted as you wish, and to assure quorum. The prompt return of your signed Proxy, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. The giving of such Proxy does not affect your right to vote in person should you attend the Meeting.

                     YOUR VOTE IS IMPORTANT

Dated: October 27, 1995

                         CRESTED CORP.

             Minerals Plaza, Glen L. Larsen Building
                       877 North 8th West
                    Riverton, Wyoming  82501

                         PROXY STATEMENT
               FOR ANNUAL MEETING OF SHAREHOLDERS
           TO BE HELD ON WEDNESDAY, NOVEMBER 29, 1995

     The enclosed Proxy is solicited by the Board of Directors (the "Board") of Crested Corp. (the "Company" or "Crested") for use at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time on Wednesday, November 29, 1995. It is expected that the Notice of Meeting, Proxy Statement and Proxy will be mailed to record shareholders on or about October 31, 1995.

                      REVOCABILITY OF PROXY

     The Proxy may be revoked at any time, to the extent it has not been exercised, by: (i) written revocation; (ii) executing a later-dated Proxy and delivering it to the Company; (iii)
requesting (in writing) a return of the Proxy; or (iv) the
shareholder voting in person at the Meeting.

                         VOTING OF PROXY

     If the enclosed Proxy is executed and returned, it will be voted as indicated by the shareholder on the proposals. Unless otherwise instructed to the contrary in the Proxy, the appointees named in the Proxy will:

     1.   VOTE FOR the five management nominees to the Board; and

     2. VOTE in accordance with their best judgment on any other matters that may properly come before the Meeting.

As of the date of the Notice of Meeting and Proxy Statement, management of the Company has no knowledge of any other matters that may be brought before the Meeting.

                          SOLICITATION

     The costs of preparing, assembling and mailing the Notice of Meeting, Proxy Statement, Proxy (collectively the "Proxy Materials"), as well as solicitation of the Proxies and miscellaneous costs with respect to the same, will be paid by the Company. The solicitation is to be made by use of the mails. The Company may also use the services of its directors, officers, and employees of the Company's parent U.S. Energy Corp. ("USE") to solicit Proxies, personally or by telephone and telegraph, but at no additional salary or compensation. The Board does not intend to use specially engaged employees or paid solicitors, although it reserves the right to do so.

     The Company intends to request banks, brokerage houses and other such custodians, nominees and fiduciaries to forward copies of the Proxy Materials to those persons for whom they hold shares and request authority for the execution of the Proxies. The Company will reimburse the nominee holders for reasonable out-of-pocket expenses incurred by them in so doing.

                        VOTING SECURITIES

     Only holders of record of shares of the Company's $.001 par value common stock (the "Common Stock") at the close of business on Tuesday, October 3, 1995, will be entitled to vote at the Meeting. On the record date, there were 10,208,094 shares of Common Stock outstanding and entitled to vote. The Company has no other class of voting securities outstanding. Each share is entitled to one vote on all matters. A majority of the issued and outstanding shares of Common Stock, represented in person or by Proxy, constitutes a quorum at any shareholders' meeting.

             PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following is a list of all record holders who, as of October 3, 1995 beneficially owned more than five percent of the outstanding shares of Common Stock, as reported in filings with the Securities and Exchange Commission ("SEC"), or as otherwise known to the Company. Except as otherwise noted, each holder exercises the sole voting and dispositive powers over the shares listed opposite the holder's name. It should be noted that voting and dispositive powers over certain shares are shared by two or more of the listed holders. Such securities are reported opposite each holder having a shared interest therein.

                           Amount and Nature of Beneficial Ownership             Total      Percent
Name and address            Voting Rights            Dispositive Rights       Beneficial       of
of beneficial owner       Sole        Shared         Sole         Shared       Ownership    Class(1)

U.S. Energy Corp.(2)    5,300,297      513,885     5,300,297       513,885     5,814,182      55.3%
877 North 8th West
Riverton, WY 82501

John L. Larsen(3)            -0-     5,814,182           -0-     5,814,182     5,814,182      55.3%
201 Hill Street
Riverton, WY 82501

Max T. Evans(4)          139,236     5,300,297       139,236     5,300,297     5,439,533      53.3%
1410 Smith Road
Riverton, WY 82501

Harold F. Herron(3)        6,932     5,814,182         6,932     5,814,182     5,821,114      55.4%
3425 Riverside Road
Riverton, WY 82501

Don C. Anderson(4)           -0-     5,300,297           -0-     5,300,297     5,300,297      51.9%
875 Rio Virgin Drive
Unit 247
St. George, UT 84770

Nick Bebout(4)               -0-     5,300,297           -0-     5,300,297     5,300,297      51.9%
P. O. Box 112
Riverton, WY 82501

David W. Brenman(4)          -0-     5,300,297           -0-     5,300,297     5,300,297      51.9%
19 West 76th Street
New York, NY 10023
__________


     (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person, by the number of shares outstanding plus the shares underlying options held by that person.

     (2) Includes 5,300,297 shares directly held by USE over which sole voting and dispositive powers are exercised. Shared voting and dispositive powers are effectively exercised by USE over 160,000 shares held directly by The Brunton Company ("Brunton"), 300,000 shares underlying options held by Brunton and 53,885 shares held by Ruby Mining Company ("Ruby"). Brunton is a wholly owned subsidiary of USE and Ruby is a 26.7% subsidiary of USE.

     (3) Includes 5,300,297 shares held by USE, 160,000 shares held directly by Brunton, 300,000 shares underlying options held by Brunton and 53,885 shares held by Ruby, over which the listed holder shares voting and dispositive powers as a director of those companies with the other directors of those companies.

     (4) Includes 5,300,297 shares held by USE over which the holder shares voting and dispositive powers with the other directors of USE.

                      ELECTION OF DIRECTORS

     Directors are currently elected for terms expiring at the next annual meeting of the shareholders and until their successors are elected and qualified. In the event the number of directors is increased to six or more, the Company's Articles provide that the directors are then to be divided into three groups or classes, and elected to staggered terms of three years expiring at the third succeeding annual meeting. The directors nominated for re-election at the 1995 Annual Meeting are as follows:

                                          Other
                                        positions             Director
Name                     Age        with the Company            since

John L. Larsen           64       Chairman of the Board,         1974
                                  CEO, Vice President
                                  (a)(b)(c)

Max T. Evans             71       President and Chief            1970
                                  Operations Officer (a)(c)

Daniel P. Svilar         66       Secretary(a)                   1980

Michael D. Zwickl        48       Assistant Secretary(b)         1984

Kathleen R. Martin       41       (b)                            1989


     (a)  Member of the executive committee.
     (b)  Member of the audit committee.
     (c)  Trustee of the USE Employee Stock Ownership Plan (the "ESOP").

          Executive officers of the Company are elected by the Board at annual directors' meetings, which follow each Annual Shareholders' Meeting, to serve until the officer's successor has been duly elected and qualified, or until death, resignation or removal by the Board.

Business Experience and Other Directorships of Directors and Nominees.

     John L. Larsen has been principally employed as an officer and director of the Company and USE for more than the past five years. He is a director of USE's subsidiary, Ruby. USE and Ruby have registered equity securities under the Securities Exchange Act of 1934 (the "Exchange Act").

     Max T. Evans has been principally employed as an officer and chief geologist of the Company and USE for more than the past five years. He is a director of USE. Mr. Evans received B.S. and M.S. degrees in geology from Brigham Young University.

     Daniel P. Svilar has been principally employed as General Counsel of the Company and USE, Secretary for the Company, and Assistant Secretary of USE for more than the past five years. Mr. Svilar received a B.S. degree in mechanical engineering from New Mexico State University in 1952, and a J.D. degree from the University of Wyoming in 1958.

     Michael D. Zwickl has been engaged in the private practice of law at Casper, Wyoming for more than the past five years. Mr. Zwickl received a B.S.M.E. degree from the University of Wyoming in 1969. He received a J.D. degree from the University of Wyoming in 1975 and was admitted to the practice of law in Wyoming during that year. Mr. Zwickl is director and president of NUPEC Resources, Inc. which has registered equity securities under the Exchange Act.

     Kathleen R. Martin has been a licensed real estate broker and part owner of Wind River Realty Co., a real estate brokerage firm in Riverton, Wyoming, for more than the past five years.

SECURITY OWNERSHIP OF NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth, as of October 3, 1995, the shares of the Company's Common Stock, and the shares of the common stock, $.01 par value of the Company's parent, USE, that are held by each director and nominee, as well as by all officers and directors as a group. It should be noted that voting and dispositive powers for certain shares are shared by two or more of the record holders listed in the table. Such shares are reported opposite each holder having a shared interest therein, but are only included once in the shareholdings of the group. Except as otherwise indicated, the listed shareholder or group exercises sole investment and voting powers with respect to the shares set forth opposite their name.

                            Company Common Stock                   USE Common Stock
                          Amount and         Percent            Amount and         Percent
                           Nature of           of                Nature of           of
                     Beneficial Ownership    Class(1)      Beneficial Ownership    Class(1)

John L. Larsen           5,814,182(2)         55.3%           1,889,355(5)          28.2%

Max T. Evans             5,439,533(2)         53.3%           1,038,090(6)          16.2%

Daniel P. Svilar         228,019               2.2%           686,997(7)            10.7%

Michael D. Zwickl        15,160                *              568,428(8)             9.0%

Kathleen R. Martin       8,050                 *              510,359(9)             8.0%

R. Scott Lorimer         12,000(3)             *              75,314(10)             1.2%

All officers and
directors as a
group (six persons)      6,216,647(4)         59.2%           2,270,628(11)         33.2%

*    Less than one percent

     (1) Percent of class is computed by dividing the number of shares beneficially owned plus any options held by the reporting person or group, by the number of shares outstanding plus the shares underlying options held by that person or group.

     (2) See the footnotes for this person to the table presented under the heading "Principal Holders of Voting Securities".

     (3) Mr. Lorimer exercises sole voting powers over the listed shares all of which are subject to forfeiture.

     (4) Includes 402,465 shares over which various members of the group exercise sole voting powers, 390,465 shares over which they exercise sole dispositive powers, and 5,814,182 shares over which various members of the group exercise shared voting and dispositive powers, including 300,000 shares underlying options held by Brunton.

     (5) Mr. Larsen exercises sole voting powers over 242,936 directly owned shares, 106,000 shares held in joint tenancy with his wife, 20,400 shares subject to forfeiture, 200,100 shares underlying options and 23,896 shares held in the U.S. Energy Corp. Employee Stock Ownership Plan ("ESOP") account established for his benefit. The directly owned shares include 27,500 shares gifted to his wife, that have remained in Mr. Larsen's name. Shares over which shared voting rights are exercised consist of 898,527 shares held by corporations of which Mr. Larsen is a director, and 165,900 shares held by the ESOP, which have not been allocated to accounts established for specific beneficiaries. The shares held by corporations of which Mr. Larsen is a director consist of 510,359 shares held by Crested, 225,556 shares held directly by The Brunton Company ("Brunton"), 150,000 shares underlying options held by Brunton and 12,612 shares held by Ruby Mining Company ("Ruby").
Mr. Larsen shares voting and dispositive rights over such shares with the other directors of such corporations. Mr. Larsen shares voting powers over the unallocated ESOP shares in his capacity as an ESOP Trustee with the other ESOP Trustees. Shares over which sole dispositive rights are exercised consist of directly owned shares, joint tenancy shares and options, less the 27,500 shares gifted, but not transferred, to his wife. Shares for which shared dispositive powers are held consist of the 421,392 shares held by the ESOP, the shares held by Crested, Brunton, and Ruby, and the Brunton option shares. The shares shown as beneficially owned by Mr. Larsen do not include 42,350 shares owned directly by his wife, who exercises the sole investment and voting powers over those shares.

     (6) Shares over which Mr. Evans exercises sole voting powers consist of 36,389 directly owned shares which are held in joint tenancy with his wife, 12,750 shares subject to forfeiture, 57,200 shares underlying options and 13,238 shares held in the ESOP account established for his benefit. Shares for which Mr. Evans holds sole dispositive powers are comprised of his directly held shares and the shares underlying his options. Shares over which Mr. Evans exercises shared voting rights consist of those held by Crested and the unallocated ESOP shares. He exercises shared dispositive rights over the shares held by Crested and the ESOP. Mr. Evans shares voting and dispositive power over Crested's shares with the remaining directors of the Company, and he shares voting powers over unallocated ESOP shares with the other ESOP Trustees.

     (7) Mr. Svilar exercises sole voting powers over 29,263 directly owned shares, 7,700 shares held in joint tenancy with his wife, 1,000 shares held as custodian for his minor child under the Wyoming Uniform Transfers to Minors Act (the Minor's shares), 18,360 shares subject to forfeiture, 66,000 shares underlying options and 19,848 shares held in the ESOP account established for his benefit. He holds sole dispositive power over his directly held shares, joint tenancy shares, Minor's shares and the shares underlying his options. The shares over which he exercises shared voting and dispositive rights consist of 12,200 shares held jointly with a family member, and the 510,359 shares held by Crested, over which he exercises shared investment and voting powers as a Company director, and 22,267 shares held by a nonaffiliated company of which Mr. Svilar is a partner.

     (8) Mr. Zwickl exercises sole voting and dispositive powers over 4,444 directly held shares and 53,625 shares held by two limited partnerships. Mr. Zwickl is the sole officer and director of the corporate general partner of those partnerships. As a director of the Company, Mr. Zwickl exercises shared voting and dispositive powers over the 510,359 shares held by the Company, with the other directors of the Company.

     (9) Consists of shares held by the Company over which Mrs.
Martin shares voting and dispositive powers with the other Company directors.

     (10) Mr. Lorimer exercises sole voting powers over the listed shares which consist of 24 directly held shares, 11,111 shares held in joint tenancy with his wife, 7,000 shares held as custodian for his children under the Wyoming Uniform Transfers to Minors Act, 12,240 shares subject to forfeiture, 29,700 shares underlying options and 15,239 shares held in the ESOP account established for his benefit. Mr. Lorimer exercises sole dispositive powers over his directly held shares, joint tenancy shares, Minor's shares and the shares underlying his options.

     (11) Members of the group exercise sole voting rights with respect to 988,463 shares, including 353,000 shares underlying options. Various group members exercise sole dispositive powers over 824,992 shares. They exercise shared voting powers over 1,114,308 shares, and share dispositive rights over 1,219,800 shares, including 150,000 shares underlying options held by Brunton.

     Each director of the Company beneficially holds 5,000,000 shares of Four Nines Gold, Inc. ("FNG") stock held by the Company, and 5,000,000 shares held by USECC Joint Venture ("USECC") over which they exercise shared voting and dispositive powers as Company directors. Those shares represent 2% of the outstanding shares of FNG. John L. Larsen beneficially holds 272,500,000 shares of the common stock of FNG, representing 54.4% of its outstanding shares. Mr. Larsen's FNG shares include 7,500,000 directly-owned shares, 255,000,000 shares held by USE, 5,000,000 shares held by the Company and the 5,000,000 shares held by USECC, over which he shares voting and dispositive powers with the remaining directors of USE and the Company, respectively. Daniel P. Svilar beneficially owns 14,000,000 shares of the common stock of FNG, representing 2.8% of that class. Mr. Svilar's FNG holdings include 4,000,000 shares held directly in joint tenancy with other family members, the 5,000,000 shares held by the Company and the 5,000,000 shares held by USECC. Harold F. Herron holds 265,000,000 shares of the common stock of FNG, representing 52.9%, respectively, of those classes. Mr. Herron's FNG shares include 5,000,000 directly-owned shares, the shares held by USE and USECC. Mr. Evans' wife holds 3,000,000 shares of the common stock of FNG, providing him with beneficial ownership of 268,000,000 shares of FNG's common stock, or 53.5% of the shares of that class. He exercises shared voting and dispositive rights over the FNG shares held by the Company, USE and USECC, in his capacity as director of the Company and USE.
None of the other directors or officers of the Company beneficially hold any other shares of stock of FNG. All executive officers and directors of the Company as a group (six persons) beneficially hold 284,500,000 shares of the stock of FNG, representing 56.8% of the outstanding shares of that company.

     The Company has conducted a review of Forms 3 and 4 (as amended) and certain written representations of persons filing reports with the SEC under Section 16(a) of the Exchange Act.
Based solely upon a review of those reports and written representations, the Company believes that no person who was a director, executive officer, beneficial owner of more than ten percent of the Common Stock or who was otherwise subject to Section 16, failed to file such reports on a timely basis for the year ended May 31, 1995.

Information Concerning Executive Officers Who Are Not Directors

The following information is provided pursuant to Item 401 of Reg. S-B, regarding the only executive officer of the Company who is not also a director.

Robert Scott Lorimer, age 44, has been Controller and Chief Accounting Officer for USE and Crested for more than the past five years. Mr. Lorimer also has been Chief Financial Officer for both companies since May 25, 1991, and their Treasurer since December 14, 1990. He serves at the will of the Boards of Directors. There are no understandings between Mr. Lorimer and any other person, pursuant to which he was named an officer, and he has no family relationship with any of the other executive officers or directors of USE or Crested. During the past five years, he has not been involved in any Reg. S-B Item 401(d) listed proceeding.

                     EXECUTIVE COMPENSATION

     The Company and USE, under a Management Agreement dated August 1, 1981, share certain expenses for the general and administrative costs of the companies. The shared expenses include the compensation of the officers and directors of the Company and USE (excluding directors' fees). These compensation costs have been paid through the USECC Joint Venture ("USECC"). It is estimated that substantially all of the work efforts of officers and directors of the Company and USE are devoted to the business of both the Company and USE.

     All USECC personnel are employees of USE in order to utilize USE's ESOP as an employee benefit mechanism. USE charges USECC for the direct and indirect costs of its employees for time spent on USECC matters, and USECC charges one-half of that amount to each of the Company and USE.

     The following table sets forth the compensation paid to the Company's Chief Executive Officer, and those of its most highly compensated executive officers who were paid more than $100,000 cash in any of the three fiscal years ended May 31, 1995. The table includes compensation paid such persons by USE, the Company and Brunton.

                         SUMMARY COMPENSATION TABLE

                                            Long Term Compensation
                        Annual Compensation       Awards   Payouts
(a)                 (b)     (c)      (d)    (e)     (f)     (g)     (h)    (i)
                                                   Other
Name                                               Annual    Restricted                         All Other
and                                                Compen-      Stock                   LTIP      Compen-
Principal                                          sation     Award(s)    Options/     Payouts    sation
Position           Year    Salary($)    Bonus($)    ($)         ($)       SARs(#)        ($)      ($)(3)
_________________________________________________________________________________________________________
                                                                                          (cs)
John L. Larsen     1995    $144,023     $ 2,751      --       $9,000(1)      -0-          --      $13,361
 CEO, Vice         1994     148,239       7,028      --        9,600(1)      -0-          --       14,394
 President         1993     164,968       4,016      --        7,200(1)    100,000(2)     --       16,718
 USE CEO and
 President

Daniel P. Svilar   1995     112,615       2,076     --        8,100(1)       -0-          --       11,008
 Asst. Secretary   1994     112,753      64,984     --        8,640(1)       -0-          --       17,300
                   1993     108,000       2,991     --        6,480(1)       -0-          --       12,862

Harold F. Herron   1995     117,238       2,033     --          --           -0-          --        6,626
 USE Vice          1994     105,983      18,268     --          --           -0-          --        9,743
 President         1993      99,469      12,617     --          --           -0-          --        3,626

R. Scott Lorimer   1995     112,403      2,098      --        5,681(1)       -0-          --       10,989
 Treasurer         1994      92,799     43,461      --        6,181(1)       -0-          --       13,260
                   1993      78,921      2,196      --        4,548(1)       -0-          --        9,400

(1)Bonus shares equal to 20% of original bonus shares issued FY 1990, multiplied by $3.75 in 1995, $4.00 in 1994 and $3.00 in
   1993, the closing bid price on issue dates. These shares are subject to forfeiture on termination of employment, except for retirement, death or disability.

(2)10-year non-qualified option at $2.00 per shares.

(3)Dollar values for contributions to the USE ESOP and 401K matching contributions.

Executive Compensation Plans and Employment Agreements

     To provide incentive to Mr. Larsen for his efforts in having the Green Mountain Mining Venture ("GMMV") develop a producing mine as soon as possible, in fiscal 1993 the USE Board adopted a long-term incentive arrangement under which Mr. Larsen is to be paid a non-recurring $1,000,000 cash bonus by USE, provided that the Nuexco Exchange Value of uranium oxide concentrates has been maintained at $25.00 per pound for six consecutive months, and provided further that USE has received cumulative cash distributions of at least $10,000,000 from GMMV as a producing property. It is not expected that this cash bonus will become payable in fiscal 1996.

     USE has adopted a plan to pay the estates of Messrs. Larsen, Evans and Svilar amounts equivalent to the salaries they are receiving at the time of their death, for a period of one year after death, and reduced amounts for up to five years thereafter. The amounts to be paid in such subsequent years have not yet been established, but would be established by the Boards of USE and the Company.

     Mr. Svilar has an employment agreement with USE and the Company, which provides for an annual salary in excess of $100,000, with the condition that Mr. Svilar pay an unspecified amount of expenses incurred by him on behalf of USE and its affiliates. In the event Mr. Svilar's employment is involuntarily terminated, he is to receive an amount equal to the salary he was being paid at termination, for a two year period. If he should voluntarily terminate his employment, the Company and USE will pay him that salary for nine months thereafter. The foregoing is in addition to Mr. Svilar's Executive Severance and Non-Compete Agreement with USE (see below).

     In fiscal 1992, USE signed Executive Severance and Non-Compete Agreements with Messrs. Larsen, Evans, Svilar and Lorimer, providing for USE's payment to such person upon termination of his employment with USE, occurring within three years after a change in control of USE, of an amount equal to (i) severance pay in an amount equal to three times the average annual compensation over the prior five taxable years ending before change in control, (ii) legal fees and expenses incurred by such persons as a result of termination, and (iii) the difference between market value of securities issuable on exercise of vested options to purchase securities in USE, and the options' exercise price. These Agreements also provide that for the three years following termination, the terminated individual will not compete with USE in most of the western United States in regards to exploration and development activities for uranium, molybdenum, silver or gold.
For such non-compete covenant, such person will be paid monthly over a three year period an agreed amount for the value of such covenants (depending on the individual, ranging from $66,667 up to $86,667 annually). These Agreements are intended to benefit the USE shareholders by enabling such persons to negotiate with a hostile takeover offeror and assist the Board concerning the fairness of a takeover, without the distraction of possible tenure insecurity following a change in control. As of this Proxy Statement date, the Company is unaware of any proposed hostile takeover.

     The Company and USE provide all of their employees with certain insurance coverage, including life and health insurance. The health insurance plan does not discriminate in favor of employees who are executive officers of the Company. Life insurance of $50,000 is provided to each member of upper management (which includes all persons in the compensation table), $25,000 of such coverage is provided to middle-management employees, and $15,000 of coverage is provided to other employees.

     Employee Stock Ownership Plan. An ESOP has been adopted to encourage ownership of USE's common stock among its eligible employees, and to provide retirement income to them. Because the eligible employees of the Company also are employees of USE, they benefit from the ESOP and other USE compensation plans, as described below. The ESOP is a combination stock bonus plan and money purchase pension plan. It is expected that the ESOP will continue to invest primarily in USE common stock. Messrs. Larsen, Evans and Herron are trustees of the ESOP.

     USE's contributions to the stock bonus plan portion of the ESOP are discretionary and are limited to a maximum of 15% of covered employees' compensation for each year ending May 31. Contributions to the money purchase portion of the ESOP are mandatory and fixed at ten percent of the compensation of covered employees for each such year. The contributions required under the money purchase pension plan are not dependent upon profits or accumulated earnings of USE, and may be made in cash or shares of USE common stock.

     USE made a contribution of 37,204 shares to the ESOP for fiscal 1995, all of which were contributed under the money purchase pension plan. At the time the shares were contributed, the market price was approximately $5.375 per share, for a total contribution valued at $199,966 which has been funded by USE. The Company and USE are each responsible for one-half of that amount (ie., $99,983) and the Company currently owes its one-half to USE.

     Employees are eligible to participate in the ESOP on the first day of the plan year (June 1) following completion of one year of service in which at least 1,000 hours are credited. Each employee's participation in the ESOP continues until the ESOP's anniversary date coinciding with or next following termination of service by reason of retirement, disability or death. In these cases, the participant will share in the allocation of USE's contributions for the ESOP year in which the retirement, death, or disability occurs, and will have a fully-vested interest in allocations to the participant's account.

     An employee's participation in the ESOP does not cease upon termination of employment. If the employment of a participant in the ESOP is terminated for reasons other than disability, death, or retirement (unless the employee receives a lump sum distribution upon the termination of employment), participation continues following the termination, until five consecutive one-year breaks in service have been incurred. An employee is deemed to have a one-year break in service during any year in which 500 or fewer hours of service are completed.

     Employee interests in the ESOP are earned pursuant to a seven year vesting schedule. Upon completion of three years of service for USE, the employee is vested as to 20% of the employee's account in the ESOP, and thereafter at the rate of 20% per year. Any portion of an employee's ESOP account which is not vested is forfeited upon termination of employment for any reason, other than retirement, disability, or death.

     The 37,204 shares issued to the ESOP for fiscal 1995 included 2,276 shares allocated to John L. Larsen's account, 1,422 shares allocated to Max T. Evans' account, 2,048 shares allocated to Daniel P. Svilar's account, and 2,045 shares allocated to R. Scott Lorimer's account, for a total of 7,791 shares allocated to accounts for all executive officers of the Company as a group (four persons). The Shares forfeited by terminated employees who were not fully vested were reallocated to plan participants and included 159, 100, 143 and 143 shares to the accounts of Messrs. Larsen, Evans, Svilar and Lorimer, respectively. The accounts of the executive officers are fully vested, as they have all been employed by USE and USECC for more than the past seven years. Allocations of shares for fiscal 1996 have not been made with respect to any participant in the ESOP.

     The maximum loan outstanding during fiscal 1995 under a loan arrangement between USE and the ESOP, was $1,014,300 at May 31, 1995 for loans made in fiscal 1992 and 1991. Interest owed by the ESOP was not booked by USE. The Company pays one-half of the amounts contributed to the ESOP by USE. Because the loans are expected to be repaid by contributions to the ESOP, the Company may be considered to indirectly owe one-half of the loan amounts to USE.

     Stock Option Plan. USE has a combined incentive stock option/non-qualified stock option plan, reserving an aggregate of 550,000 shares of USE common stock for issuance upon exercise of options granted thereunder. Awards under the plan are made by a committee of two or more persons selected by the Board of USE (presently Messrs. Herron, Bebout and Brenman). The committee establishes the exercise periods and prices for options granted under the plan. The USE Board ultimately ratifies the actions of the committee. Total grants to officers and directors as a group may not exceed 275,000 shares.

     Options expire no later than ten years from the date of grant, and upon termination of employment, except in case of death, disability or retirement. Subject to the ten year maximum period, upon the death, retirement or permanent and total disability of an optionee, options are exercisable for either three months (in case of retirement or disability) or one year (in case of death) after such event. In fiscal 1994, conditions relating to periods of USE service before vesting of stock purchased on exercise of the non-qualified options were removed.

     For fiscal 1995, no qualified or non-qualified options were granted.

     The following table shows unexercised options, how much thereof were exercisable, and the dollar values for in-the-money options, at fiscal 1995 year end.

Aggregated Option/SAR Exercises in Last Fiscal year and FY-End Option/SAR Values*
        (a)                 (b)               (c)               (d)                (e)
                                                                                Value of
                                                              Number of       Unexercised
                                                             Unexercised      In-the-Money
                                                           Options/SARs at   Options/SARs at
                                                             FY-End (#)         FY-End($)
                           Shares
                         Acquired on          Value         Exercisable/       Exercisable
Name                     Exercise (#)     Realized ($)      Unexercisable      Unexercisable

John L. Larsen,              -0-              -0-              100,000          $338,000(1)
  CEO, Vice President                                        exercisable      exercisable and
                                                                                unexercised

                                                               100,100          $248,248(2)
                                                             exercisable      exercisable and
                                                                                unexercised

Max T. Evans,                -0-              -0-               57,200          $141,856(2)
  President                                                  exercisable      exercisable and
                                                                                unexercised

Daniel P. Svilar             -0-              -0-               66,000          $163,680(2)
  Secretary                                                  exercisable      exercisable and
                                                                                unexercised

R. Scott Lorimer             -0-              -0-               29,700          $73,656(2)
  Treasurer                                                  exercisable      exercisable and
  and CFO                                                                       unexercised

*  All options are for USE common shares.

(1) Equal to $5.38 closing bid on last trading day in FY 1995, less $2.00 per share option exercise price, multiplied by all shares exercisable.

(2) Equal to $5.38 closing bid on last trading day in FY 1995, less $2.90 per share option exercise price, multiplied by all shares exercisable.

     Restricted Stock Plans. The Company and USE have issued stock bonuses to various executive officers and directors of the Company and others. These shares are subject to forfeiture to the issuer by the grantee if employment terminates otherwise than for death, retirement or disability. If the required service is completed, the risk of forfeiture lapses and the shares become the unrestricted property of the holder. Messrs. Larsen, Evans, Svilar, Lorimer and all executive officers of the Company as a group (four persons) received 20,400, 12,750, 18,360, 12,240 and
63,750 shares of USE common stock, respectively, under this restricted stock plan through fiscal 1995. Additional bonuses of 20% of the original shares (7,500) will be issued annually through fiscal 1997. The expenses relating to these stock issuances are shared equally by the Company and USE.

     In addition, in fiscal 1991 the Company issued 7,500 shares of Crested common stock to Mr. Lorimer, as a bonus for services. He will receive additional annual bonuses of 20% of such original shares through fiscal 1997 subject to the same forfeiture conditions as the USE bonus shares. Mr. Lorimer has received an additional 4,500 Crested shares under this plan through fiscal 1995.

Directors' Fees and Other Directors' Compensation

     The Company pays non-employee directors a fee of $150 per meeting attended. All directors are reimbursed for expenses incurred with attending meetings.

      The Company does not have any other arrangements pursuant to which any director of the Company was compensated during the year ended May 31, 1995. In fiscal 1992, USE adopted its 1992 Stock Compensation Plan for Non-Employee Directors, however, the non-employee directors of the Company do not participate in this USE plan.

                COMMITTEES AND MEETING ATTENDANCE

     During the fiscal year ended May 31, 1995, there were seven meetings of the Board and no Executive Committee meetings. Each member of the Board attended at least 75% of the aggregate meetings of the Board and the committees on which that director serves.
From time to time, the Board and the Executive Committee act by unanimous written consent pursuant to Colorado law. Such actions are counted as meetings for purposes of disclosure under this paragraph.

     The Board has established an Executive Committee consisting of Messrs. Larsen, Evans and Svilar. The purpose of the Executive Committee is to act in place of the Board between meetings of the Board. Under Colorado law and the Company's Articles of Incorporation, the Executive Committee has the power to take action on most matters, but cannot approve a plan of merger, sale of assets otherwise than in the ordinary course of business, or approve or recommend proposals requiring shareholder approval, or declare dividends or distributions, fill vacancies to the Board, amend the Bylaws, authorize the issuance of shares or take certain other actions. The Executive Committee had no formal meetings in fiscal 1995. The Executive Committee meets informally on an as-needed basis, but records of the meetings are not always kept.

     An Audit Committee has also been established by the Board.
The Audit Committee had one formal meeting and have met informally at various times during the year ended May 31, 1995. The Audit Committee reviews the Company's financial statements and accounting controls, and contacts the independent public accountants as necessary to ensure that adequate accounting controls are in place
and that proper records are being kept.   The Audit Committee also
reviews the audit fees of the independent public accountants.

     A Management Cost Apportionment Committee was established by USE and the Company in 1982, for the purpose of reviewing the apportionment of costs between USE and the Company. John L Larsen, Scott Lorimer and Max Evans are members of this Committee. The Committee had one meeting during fiscal 1995.

     The Board did not appoint nominating or compensation committees during fiscal year ended May 31, 1995.

                   CERTAIN OTHER TRANSACTIONS

     Transactions with Sheep Mountain Partners ("SMP"). In fiscal 1989, the Company and USE through USECC sold a one-half interest in the Sheep Mountain properties to Cycle Resource Investment Corporation ("CRIC"), a wholly-owned subsidiary of Nukem, Inc., and thereafter USECC and CRIC contributed their 50% interests in the properties to a new Colorado partnership, SMP, which was organized to further develop and mine the uranium claims, market uranium and acquire additional uranium from other sources and uranium sales contracts. Due to disputes with CRIC and Nukem litigation and later arbitration proceedings were initiated, which are pending. During these proceedings, the necessary mine maintenance has been funded by USECC alone without reimbursement from SMP. For fiscal 1995, the Company and USE spent an additional $878,500 on SMP property maintenance, none of which has been reimbursed by SMP. At May 31, 1995, accumulated SMP property maintenance costs and fees owed the Company and USE were $4,521,600.

     Transactions with Plateau Resources Limited. In August 1993, USE entered into an agreement to acquire all the issued and outstanding common stock of Plateau Resources Limited ("Plateau"), a Utah corporation. Plateau owns a uranium processing mill and support facilities and certain other real estate assets in southeastern Utah. Plateau has applied to renew its source materials license with the United States Nuclear Regulatory Commission ("NRC"). USE paid nominal cash consideration for the Plateau stock and agreed to assume all environmental liabilities and reclamation bonding obligations. Prior to closing the agreement, Plateau transferred $2,500,000 cash to fund the NRC Surety Trust Agreement to pay future costs of mill decommissioning, site reclamation and long-term site surveillance. Plateau also transferred $4,800,000 cash to an Agency Agreement to indemnify the seller against possible environmental or nuclear claims. At the date of acquisition Plateau held an additional $6.9 million of unencumbered cash to be used for care and maintenance costs on the mill and other assets acquired. Most of the unencumbered cash has been used for care and maintenance costs and loaned to USE for development of certain properties held by USE and the Company. Although the Company has no ownership in Plateau, Directors of the Company and USE have agreed to divide equally one-half of the obligations incurred in excess of the total $14.2 million described above and will share in one-half of all cash flows derived from operations of these assets.

     Plateau also owns all of the outstanding stock of Canyon Homesteads, Inc. ("Canyon"), a Utah corporation, which developed the Ticaboo, Utah townsite 3.5 miles south of the mill. The Ticaboo site includes a 66 room motel, general store, laundromat facility, 98 single family home sites, 151 mobile home sites, and 26 recreational vehicle sites (all with utility access). The townsite is located on a State of Utah lease near Lake Powell, and is being operated as a commercial enterprise. USE and the Company plan to further develop the townsite, and have been seeking financial partners.

     Transactions with Arrowstar Investments Inc. In April 1995, Canyon entered into an agreement with First-N-Last LLC ("FNL", a Utah limited liability company), to develop and operate certain assets in Utah near the Ticaboo townsite. Under the agreement, Canyon contributed to FNL an operating service station and boat storage operation, and Arrowstar Investments, Inc. ("Arrowstar", the other member of FNL) will contribute up to $150,000 cash. Arrowstar will contribute up to another $50,000 as needed. The purpose of FNL is to remodel the contributed assets, build a convenience store and gift shop, and operate the upgraded facility. Profits are allocated 90 percent to Arrowstar until recovery of its cash investment, then 75 percent to Arrowstar until it has received $215,000 cash (including investment), and 50 percent to FNL and 50 percent to Canyon thereafter. Arrowstar is not expected to become profitable until 1997. Although FNL is not an arms-length transaction, Plateau (and USE, as its sole shareholder) approved the arrangement because neither Plateau nor USE had (nor could they acquire on favorable terms) the funds required to upgrade the facility. Arrowstar has advised it intends to borrow the money required to fund its FNL obligations from a commercial bank, with the personal guarantees of the Arrowstar shareholders, as may be required by the bank. Arrowstar is a private corporation; John L. Larsen in joint tenancy with his wife and his three sons (who are not affiliates of USE or Crested) are directors and shareholders of Arrowstar. John L. Larsen owns 25 percent of Arrowstar.

     In June 1995, USECC signed a six year option to acquire from Arrowstar a 7,200 square foot hangar at the Riverton Regional Airport. The option purchase price originally was agreed to be $110,000; subsequently, Arrowstar and USE agreed the purchase price would equal an independent market value appraisal. USE has paid $40,000 against the purchase price, and expects to pay the balance when an appraisal is completed. Arrowstar acquired the property for cash from the prior owner in 1992, at which time neither USE or Crested had any interest in acquiring the property. USECC expects to use the facility in connection with expanded municipal airport traffic in the coming years and in the interim for airplane and vehicle storage purposes.

     Transactions with Brunton. In fiscal 1994, the Company and USE had entered into financing arrangements with Brunton totalling
$769,260 as follows:

     By agreement of April 30, 1993, Brunton (i) loaned USE and the Company $211,800 and $76,760, respectively, secured by borrowers' 3,607,000 Brunton shares (2,647,500 owned by USE and 959,500 owned by the Company), with the loans (maturity of April, 2003) bearing interest at prime plus 2.5 points; (ii) purchased 50,000 shares of restricted USE common stock for $137,500 ($2.75 each) and 160,000 shares of restricted Company Common Stock for $43,200 ($.27 each); and (iii) received options through April 30, 1998 to purchase 150,000 shares of restricted USE common stock for $525,000 ($3.50 each) and 300,000 shares of restricted Company Common Stock for $120,000 ($.40 each).

     In fiscal 1994, the April 30, 1993 loans to the Company and USE ($288,560 principal) were repaid and the collateral Brunton shares released back to the Company and USE. In late fiscal 1994, all common stock of Brunton (including Brunton shares owned by Crested, but not including Brunton shares previously owned by USE) was acquired in exchange for 276,470 registered common shares of USE.

     In August 1993, Brunton loaned USE $300,000 (without security), due October 19, 1993. The loan, bearing interest at 10 percent per annum, was convertible in whole or part at Brunton's election into shares of USE Common Stock at the rate of one share for $3.00 of debt (100,000 shares maximum). In fiscal 1994 (but prior to USE's acquisition of Brunton), the debt was converted to 100,000 shares of USE Common Stock.

     Transactions Concerning Sutter Gold Venture. During fiscal 1991, USE acquired an interest in an underground gold mine (the "Lincoln Mine") being developed in the Mother Lode Gold Mining District of Amador County, California. Until the end of fiscal 1994, the leasehold interests had been held by and operations on the properties conducted through the Sutter Gold Venture ("SGV"), a joint venture between Seine River Resources Inc. ("SRRI", a Vancouver Stock Exchange listed company not affiliated with the Company or USE), and USECC Gold Limited Liability Company ("USECC Gold"). USECC Gold, in turn, had been owned 89 percent by USE and 11 percent by the Company.

     The parties had intended to operate SGV as equal 50 percent venturers. However, because of SRRI defaults on its obligations to USE, USE and the Company had acquired (through USECC Gold) by the end of fiscal 1993 a 90 percent aggregate equity interest in the Lincoln Project. By the end of fiscal 1994, SRRI owed USE and the Company $1,970,507 for property holding, permitting and mine maintenance costs incurred and paid for by USE and the Company since March 1992, including interest and management fees charged by USE and the Company.

     As of May 23, 1994 SRRI agreed to assign its remaining 10 percent working interest in the Lincoln Project for the $1,970,507 owed USE and the Company. However, only the $1,389,272 of costs and expenses paid for by USE and the Company was recorded; $581,235 for interest and management fees was written off as uncollectible. SRRI also issued 400,000 common shares of stock and delivered same to USE as final payment of any deficiencies for pre-fiscal 1994 indebtedness which SRRI had owed to USE and the Company, which had been secured by SRRI's interests and acquired by USE and the Company in lieu of foreclosure when SRRI defaulted on its payments.

     Subsequent to the end of fiscal 1994, the SGV was terminated, USE and the Company formed a new Wyoming corporation (Sutter Gold Mining Company), and agreed to exchange their respective interests in USECC Gold for common stock of Sutter Gold Mining Company, in the same percentage interests as the parties hold interests in USECC Gold (which latter entity will continue to hold the property interests of record, as a wholly-owned subsidiary of Sutter Gold Mining Company).

     A conditional use permit for the Lincoln Mine was issued by the Amador County Board of Supervisors in August, 1993. USE and the Company are exploring different sources of capital to develop the Mine and build a milling complex, however, at Proxy Statement date no financing agreements have been signed and there is no assurance needed capital will be available.

     Transactions with Directors. Three of the USE's directors, Messrs. Larsen, Evans and Herron, are trustees of the ESOP.
Messrs. Larsen and Evans are also directors of the Company. In their capacity as trustees, they have an obligation to act in the best interests of the ESOP participants. This duty may conflict with their obligations as directors of USE and the Company in times of adverse market conditions for the common stock of USE and the Company, or in the event of a tender offer or other significant transaction.

     In general, the ESOP trustees exercise dispositive powers over shares held by the ESOP, and exercise voting powers with respect to ESOP shares that have not been allocated to a participant's account. In addition, the Department of Labor has taken the position that in certain circumstances ESOP trustees may not rely solely upon voting or dispositive decisions expressed by plan participants, and must investigate whether those expressions represent the desires of the participants, and are in their best interests.

     Other Information. USE has adopted a stock repurchase plan under which it may purchase up to 275,000 shares of its Common Stock. These shares would be purchased in part to provide a source of shares for issuance upon the exercise of various outstanding options.

     Harold F. Herron, son-in-law of John L. Larsen, has been living in and caring for a house owned by USE until such time as the property was sold. In fiscal 1995, Mr. Herron purchased the house for $260,000, the appraised value of the property, and was reimbursed by the Company for leasehold improvements totaling $22,800.

     Three of John L. Larsen's sons are employed by USE (as manager of USECC's commercial operations, uranium fuels marketing director, and as chief pilot, respectively). Mr. Larsen's brother is employed by USE as drilling superintendent; Mr. Larsen's son-in-law Harold F. Herron is an officer and director of USE, and president and a director of Brunton. Collectively, the five individuals received $396,467.51 in cash compensation (paid by USE, Crested and Brunton) for those services during the fiscal year ended May 31, 1995, which amount includes $117,441 cash compensation paid Mr. Herron (principally in his capacity as president of Brunton, and also for his service as a USE vice president, see Executive Compensation above). The foregoing compensation expense (excluding compensation paid by Brunton to Mr. Herron, and one of Mr. Larsen's sons as a Brunton officer) was shared by the Company and USE, in accordance with the compensation arrangements for all employees.

     The Company and USE provide management and administrative services for affiliates under the terms of various management agreements. Revenues from these services for the Company were $99,200 in fiscal 1995 and $180,000 in fiscal 1994.

                      CERTAIN INDEBTEDNESS

     Transactions Involving USECC. The Company and USE conduct the bulk of their activities through their equally-owned joint venture, USECC. From time to time the Company and USE advance funds to or make payments on behalf of USECC in furtherance of their joint activities. These advances and payments create intercompany debt between the Company and USE. The party extending funds is subsequently reimbursed by the other venturer. USE had a note receivable of $4,163,315 from the Company at May 31, 1995 ($3,792,800 during fiscal 1994).

      Debt Associated with USE's ESOP. During the year ended May 31, 1995, USE made a contribution of 37,204 shares of Common Stock to the ESOP. Because the Company engages USE's employees to discharge substantially all of its functions, these contributions benefitted the Company. As a result, the Company owes USE $99,983 for one-half of the Company's contribution to the ESOP. Regular and substantial contributions by USE to the ESOP are required to maintain the ESOP in effect. In fiscal 1994, USE contributed
46,332 shares of USE common stock to the ESOP, for one-half of which the Company owes USE $92,664.

     Loans to Three Directors. In fiscal 1992 USE loaned Mr. Evans $24,200 against his promissory note due April 30,1993 and bearing annual interest at ten percent. This loan is secured with 7,500 of Mr. Evans' shares of USE Common Stock. Also in fiscal 1992, USE loaned Mr. John L. Larsen $147,000 and further agreed to consolidation of such new loan with outstanding indebtedness of $99,008 owed USE by members of his immediate family (total debt $246,008), against Mr. Larsen's promissory note for the total amount due April 30, 1993 and bearing annual interest at ten percent. The USE Board approved these transactions to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from such persons selling their shares to meet personal obligations. The loan maturities were extended to October 30, 1996. At
May 31, 1995, the Larsen family indebtedness totaled $496,830 (of which $348,130 was secured by 120,600 shares of the USE common stock). The preceding amounts do not include the loan from USE to Mr. Herron (see below).

     In fiscal 1995, USE made a five year non-recourse loan in the amount of $112,170 to Harold F. Herron. The loan is secured by 30,000 shares of USE's Common Stock, bears interest at a rate of 7% and is payable at maturity. The USE Board approved the loan to obtain a higher interest rate of return on the funds compared to commercial rates, and to avoid having the USE stock prices depressed from Mr. Herron selling his shares to meet personal obligations. See Transactions with Directors above.

     Other Debt. The Company had a non-recourse promissory note receivable of $72,700 due from a shareholder who is the brother of Nick Bebout, a director of USE and the nephew of Daniel P. Svilar, a director and executive officer of the Company. This note was non-interest bearing and was repaid in fiscal 1994 with the USE common stock that collateralized the note. At the same time, the Company also assumed a non-recourse promissory note payable from this shareholder to USE for $260,600. This note is secured by 60,000 shares of USE common stock and was due October 30, 1995. The loan maturity has been extended to October 30, 1996.

             RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

     The Board has selected Arthur Andersen & Co. as independent public accountant for the year ending May 31, 1996. A representative of Arthur Andersen & Co. may be present at the Meeting and if present, will be available to respond to appropriate questions. The representative of Arthur Andersen & Co., will be provided with an opportunity to make a statement at the Meeting.

                  ANNUAL REPORT TO SHAREHOLDERS

     A copy of the 1995 Annual Report to Shareholders, including financial statements, has been forwarded to all record shareholders entitled to vote at the Meeting. If any recipient of this Proxy Statement has not received a copy of that Annual Report, please notify Daniel P. Svilar, 877 North 8th West, Riverton, WY 82501, telephone (307) 856-9271, and the Company will send a copy.

                     SHAREHOLDERS' PROPOSALS

     The next Annual Meeting of Shareholders is expected to be held in November of 1996. Shareholder proposals to be presented at the next Annual Meeting of Shareholders must be received in writing by the Company at its offices in Riverton, Wyoming, addressed to the President, no later than June 9, 1996.

                          OTHER MATTERS

     The Board does not know of any other matters which may properly come before the Meeting. However, if any other matters properly come before the Meeting, it is the intention of the appointees named in the enclosed form of Proxy to vote said Proxy in accordance with their best judgment on such matters.

     Your cooperation in giving these matters your immediate attention, and in returning your Proxy promptly, will be appreciated.

                              By Order of the Board of Directors
                              CRESTED CORP.

                                   s/ Daniel P. Svilar

                              DANIEL P. SVILAR, Secretary

Dated:  October 27, 1995